 Exhibit 1

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

RULE 13d-2(a)

(Amendment No. 10)1

Xerox Corporation

(Name of Issuer)

Common Stock, $1 par value

(Title of Class of Securities)

984121 60 8

(CUSIP Number)

Darwin Deason

5956 Sherry Ln, Suite 800

Dallas, TX 75225

(214) 378-3600

ROBERT J. LECLERC

KING & SPALDING LLP

1185 AVENUE OF THE AMERICAS

NEW YORK, NY 10036

(212) 556-2204

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

April 19, 2018

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☒.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

1          The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

1	NAME OF REPORTING PERSONS Darwin Deason
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO (see Item 3 to the Original Schedule 13D)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 15,322,341*
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 15,322,341*
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,778,428**
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 15.2%**
14	TYPE OF REPORTING PERSON IN

* Includes 6,741,572 Shares issuable upon the conversion of 180,000 shares of Xerox Series B Preferred Stock.

** Includes 23,456,087 Shares beneficially owned by Carl C. Icahn and his affiliates and 6,741,572 Shares issuable upon the conversion of 180,000 shares of Xerox Series B Preferred Stock, owned by Mr. Deason and his affiliates. As previously disclosed, the Reporting Person has agreed to act in concert with Mr. Icahn and his affiliates with respect to certain matters, and as a result, the Reporting Person and Mr. Icahn and his affiliates have formed a "group" within the meaning of Section 13(d)(3) of the Act (the “Act”). The group may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act) all of the Shares beneficially owned by the Reporting Person and all of the Shares beneficially owned by Mr. Icahn and his affiliates. However, the Reporting Person expressly disclaims beneficial ownership of the 23,456,087 Shares beneficially owned by Mr. Icahn and his affiliates. Mr. Icahn and his affiliates expressly retain sole voting and dispositive power over such 23,456,087 Shares, and the Reporting Person has neither sole nor shared voting or dispositive power over such 23,456,087 Shares. Mr. Icahn and his affiliates have filed a separate Schedule 13D with respect to their interests.

This amendment No. 10 to Schedule 13D relates to the Schedule 13D filed on January 17, 2018 (the “Original Schedule 13D”) by the Reporting Person (“Amendment No. 10”). Capitalized terms used but not defined in this Amendment No. 10 shall have the meanings set forth in the Original Schedule 13D.

Item 4.	Purpose of Transaction.

Item 4 is hereby amended to add the following:

On April 19, 2018, Darwin Deason filed in the Supreme Court of the State of New York an amended complaint amending the previously filed complaint (the “Deason I Amended Complaint”) seeking to, among other matters, enjoin the consummation of the previously announced change of control transaction whereby Fuji will acquire majority ownership and control of the Issuer, and an amended complaint amending the previously filed complaint (the “Deason II Amended Complaint”) seeking to allow all Xerox shareholders to nominate directors for election at the Issuer’s upcoming annual meeting.

On April 19, 2018, Darwin Deason also released a presentation (the “Presentation”) overviewing the Deason I Amended Complaint and Deason II Amended Complaint.

On April 19, 2018, Darwin Deason also released a statement (the “April 19 Statement”).

A copy of the Deason I Amended Complaint is attached as Exhibit 99.1 and incorporated herein by reference. A copy of the Deason II Amended Complaint is attached as Exhibit 99.2 and incorporated herein by reference. A copy of the Presentation is attached as Exhibit 99.3 and incorporated herein by reference. A copy of the Statement is attached as Exhibit 99.4 and incorporated herein by reference.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES FROM THE SHAREHOLDERS OF XEROX CORPORATION IN CONNECTION WITH THE PROPOSED TRANSACTIONS BETWEEN XEROX CORPORATION AND FUJIFILM HOLDINGS CORPORATION (THE “TRANSACTION”) AND/OR FOR USE AT THE 2018 ANNUAL MEETING OF SHAREHOLDERS OF XEROX CORPORATION (THE “ANNUAL MEETING”) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY RELATED TO THE TRANSACTION AND/OR THE ANNUAL MEETING WILL BE MAILED TO SHAREHOLDERS OF XEROX CORPORATION AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 2018.

Item 7.	Material to be Filed as Exhibits.

Item 7 is hereby amended to add the following exhibits:

99.1	Deason I Amended Complaint

99.2	Deason II Amended Complaint

99.3	Presentation

99.4	April 19 Statement

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: April 19, 2018

By:	/s/ Darwin Deason
Darwin Deason

Exhibit 99.3

1 Summary of New Information Unredacted Today in Darwin Deason Amended Complaints “ Four Sleepless Nights ” April 19, 2018 BREAKING NEWS

New Unredacted Material Facts – Director Krongard Sleepless After Rogue CEO Blatantly Violates Clear Directive; Jacobson Conceals Fuji's Desire for All Cash Deal; John Visentin is Replacement CEO

- **Director Krongard letter sent "after four sleepless" – Xerox had a "rogue CEO" who "blatantly violated a clear directive" [FULL LETTER AT THE END OF PRESENTATION]**
  - December 2017: After the 50.1% Fuji offer was presented to the Xerox board—to the shock of most Xerox directors – Xerox Director Cheryl Krongard sent Xerox Chair Keegan a handwritten note stating that Jacobson "**blatantly violated a clear directive**" to discontinue discussions with Fuji
  - In Ms. Krongard's words, Xerox now had a "rogue executive", was put in a "**horrible situation**", with the Xerox board now being "**ask[ed] to lie**!" (Para 182)
- **Fuji still wanted to do an all cash deal in 2017 summer — but Jacobson concealed this from the Xerox board and its financial advisor**
  - Fuji tells Jacobson that it **still preferred to do an all cash transaction** with a PE partner…
  - …but **Jacobson never informed the board or Centerview (Xerox's financial advisor) of Fuij's preference**, and instead pursued the 50.1% transaction structure (Paras 7 and 127)
- **Visentin tapped as Jacobson replacement**
  - Fall 2017: Xerox taps **John Visentin** as a replacement CEO – who Xerox Chair Bob Keegan described as "head and shoulders better than Jacobson" -- and **identified a start date of early December 2017** (Para 8)

2

New Unredacted Material Facts – Chairman Keegan Defies Board; HP Inquiry Virtually Ignored

- **Xerox Chair Keegan singlehandedly overrules the Xerox board and allows Jacobson to continue Fuji discussions – after the board had identified a new CEO, and unanimously determined to halt the Fuji discussions**

  - Fall 2017: Keegan tells Jacobson that the Board was disappointed in Jacobson's performance, had been searching for his replacement, and requested that Jacobson **discontinue "any and all" further communications with Fuji** about a transaction -- **but Keegan completely reverses course without consulting the Board and allowed Jacobson to continue discussions with Fuji** (Para 8 and 9)

  - To make matters worse, **Keegan and Jacobson kept the Xerox Board in the dark** about these discussions until early December (Para 10)

- **HP reaches out about a deal – but Jacobson and the board give HP no time and failed to explore alternative transactions**

  - January 23, 2018: HP reaches out to Jacobson, expressing interest in a possible transaction – but Jacobson and the Xerox board never give HP enough time, and tell them it had to make a proposal for a complex transaction "**aggressively and quickly**"

  - Even worse, Jacobson and the Xerox board **never explored a possible "reverse morris trust"** transaction with HP, which Centerview identified as a possible alternative in May 2017 (Para 215)

3

New Unredacted Material Facts – Centerview Admits Transaction Value is Inadequate ; Transaction Rushed to Stop Icahn 4 o One week before signing, Xerox’s financial advisor acknowledges that the consideration is inadequate, and that the transaction should not be announced by January 31 o “[C] urrent financial projections we have created together do not create enough value for [Xerox] shareholders ” and “we are not prepared to support a deal on this basis” o “[W]e will not be in a position to announce a transaction next week” (Para 217 ) o Fuji rushes Xerox into signing a transaction in an attempt to neuter the Icahn threat and proxy contest o January 24, 2018: Script for meeting with Fuji CEO and Xerox (Para 217 and 223): o “ I think Carl Icahn issue should be our common interest ” o “I think Carl Icahn will likely to [sic] become silent and will sell his stock” o “ Let’s work together to get him out ” o “I think we should announce the deal on January 31” o “[Icahn threat] [u] nderscores importance of transaction – Icahn will attack both of us if there is no deal ”

New Unredacted Material Facts – Full Text of Director Krongard Letter to Chairman Keegan After “ 4 Sleepless Nights” 5 Thursday December 7, 2017 4 sleepless nights Dear Bob [Keegan] – Over the past year I have come to know and admire you as a professional, gentleman and leader (also a beloved family man) . The situation at Xerox is complicated by many factors I need not enumerate . You know them better than I will ever know them . As one Director, I believe we are at, perhaps, the most defining moment of the company’s future . To succeed, Xerox will need leadership and clarity of purpose . We know the right leadership is not there now . Let me digress a bit . This Board exhausted every ounce of patience and coaching to make our current CEO a success . We then decided, unanimously, for a variety of reasons, he was not the leader we need . You and the “Scan” Committee” conducted a very thorough talent review and have identified an individual you described to me as “head and shoulders better than Jeff” [i . e . , Visentin] . Jeff was told by you, as directed and supported by the Board, that the Board was disappointed by his performance and would likely look at outside talent . Additionally, you told him in no uncertain terms, that he was to discontinue any and all conversations with [Fuji Xerox] and [Fuji] regarding [Xerox] . He blatantly violated a clear directive . Which brings us to where we find ourselves today … Continued

New Unredacted Material Facts – Full Text of Director Krongard Letter to Chairman Keegan After “ 4 Sleepless Nights” 6 … We have a rogue executive , together with an advisor(s) who only gets a big payday if there is a deal (I will argue the merits of the deal or lack thereof after learning more next week), who have placed us in a precarious position with our valued partner . Regardless of our actions next week, they will remain our valued partner . I need not tell you leadership positions and decisions are tough . I feel strongly we are in the middle of a ruse with our valued partner . While we are well aware of the need to manage and fix the operations of FX, we should want to be honorable partners . Jeff has put us, and mostly you, in a horrible situation . He is asking us to lie! In my most heartfelt and emotional outreach to you, I implore you not to let this happen! Were it I, I would contact Shigetaka Komori personally and bow as low as possible (figuratively) and tell him of our rogue executive’s behavior and beg his forgiveness . Simultaneously, we need to get new leadership ASAP . This distraction is allowing the business of Xerox and the morale of the executive and management team to sink further . I am writing this and sending it so you know it is a personal communication between just us . Whatever happens with the deal, IEP and governance, we need to be honorable . Most sincerely, Cheryl [ Krongard ]

Why Won’t Fuji Unredact the Complaints? Why is Xerox Still Withholding Material Documents? 7 Will It Ever End?

Exhibit 99.4

“XEROX AND FUJI ARE ‘SWINGING A SHORT STICK HARD’”

- Darwin Deason responds to Xerox’s Reply Briefs and public comments

New York, N.Y., Apr. 19, 2018 - Darwin Deason, a long-term and third-largest shareholder of Xerox Corp. (“Xerox”), issued the following statement in response to Xerox’s public comments and Reply Briefs filed today with the Supreme Court of the State of New York, New York County:

“As they say in Texas, Xerox and Fuji are ‘swinging a short stick hard’ in this case. A whitewash defense won’t work here given the hundreds of documents, text messages and emails from the directors, Mr. Jacobson, and Fuji that establish every fact in my complaint.

If Mr. Keegan is concerned with ‘omissions’ and ‘distortions’, then why did he and Mr. Jacobson redact facts as big as Texas that are highly material to me and other long-term and long-suffering shareholders – just like they did with the crown-jewel lockup?

Answer: Because they are hiding and continue to hide incredibly harmful facts that are damaging to their credibility and contrary to their public statements.

I have attached what I told Xerox in my deposition – in no uncertain terms – what I think about this deal and the process that led to it.”

CONTACT:

Deason Capital Services, LLC

Jennifer Cole

(214) 378 3600

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES FROM THE SHAREHOLDERS OF XEROX CORPORATION IN CONNECTION WITH THE PROPOSED TRANSACTIONS BETWEEN XEROX CORPORATION AND FUJIFILM HOLDINGS CORPORATION (THE “TRANSACTION”) AND/OR FOR USE AT THE 2018 ANNUAL MEETING OF SHAREHOLDERS OF XEROX CORPORATION (THE “ANNUAL MEETING”) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY RELATED TO THE TRANSACTION AND/OR THE ANNUAL MEETING WILL BE MAILED TO SHAREHOLDERS OF XEROX CORPORATION AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 2018.

Exhibit A

Excerpt from Darwin Deason Deposition Taken on March 30, 2018

2 […] I find out

3 late January when this announcement was made that

4 this is what they had done and they had this lockup

5 on the whole Asian market. The largest market for

6 Xerox in the world has locked -- they're locked out

7 of it. Who would buy Xerox when they're locked out

8 of the largest market in the world except Fuji. So

9 therefore they tried to do a deal that's never done

10 in the United States. I'm pissed off about that

11 too. Who wants to own 49.9 percent of a Japanese

12 controlled company? You name me one other company

13 in the United States that's publicly traded that's

14 49.9 percent owned by a Japanese company. I don't

15 think there is one. If there is, I haven't found it

16 yet. And I don't want to own and the shareholders,

17 if they have a chance to vote on it, they're not

18 going to want to own 49.9 percent of a

19 Japanese-owned company. It's not fair. It's not

20 right. It's not done. It's done in Japan, but it's

21 not done in the United States. As I understand it.

22 You may find a case where it has been, but I haven't

23 been able to find it. So that is just so -- like I

24 said earlier, it's so outrageous -- and they didn't

25 tell me then when I sent the [May 2017 letter to the Xerox Board]. They hid it

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2 from me. It wasn't a matter of hiding -- it was in

3 addition to hiding it from shareholders, of which

4 I've been a large shareholder, sometimes the

5 largest, sometimes the second largest, now the third

6 largest since Carl Icahn bought in, for almost ten

7 years and they didn't tell me. But I didn't deserve

8 to know any more than the shareholder that owned one

9 share. I understand that. The shareholders need to

10 know this. And the shareholders before they vote on

11 this transaction, if there is to be a transaction to

12 be voted on, they need to know what has gone on,

13 they need to know what these directors did, they

14 need to know how self-serving Jacobson has been, how

15 self-serving some of these directors have been, in

16 my opinion, then they can decide. I totally agree.

17 Something you said earlier to me and I answered no.

18 You asked me do you -- are you trying to stop the

19 shareholders from voting. I am not. The

20 shareholders should be -- that's who should decide

21 this after they get a fair assessment of the market

22 and a fair market check and a fair assessment of

23 whether that contract can be broken with Fuji or

24 not. And I don't know whether that can be done or

25 not. I know it runs out in a year or two, two and a

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1          ||| UNCERTIFIED ROUGH DRAFT |||

2 half years or so, so it could be cancelled then.

3 So I tried to -- I know I've talked to

4 much. You didn't ask that specific question, but I

5 wanted to tell you why I am so upset about this and

6 why I filed this lawsuit. I can't answer for you

7 what did I know on this page and this -- you know, I

8 don't know that. I am not a lawyer. I didn't write

9 this. I know generally what I'm upset about. I

10 know that. Ask me about that and I'll tell you

11 upside down and backwards. But how this was

12 written, what's -- in what page, page number and --

13 I don't know that. Not expected to know that I

14 don't think.